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As filed with the Securities and Exchange Commission on August 30, 2002.

Registration No. 333-76420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
Under
THE SECURITIES ACT OF 1933

LABOR READY, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1287341 (IRS Employer Identification No.)

1015 A Street
Tacoma, WA 98402
(253) 383-9101
(Address of registrant's Principal Executive Offices)

LABOR READY, INC. 2000 STOCK OPTION PLAN
(Full title of the plan)

Timothy J. Adams Labor Ready, Inc. 1015 A Street Tacoma, WA 98402 (253) 383-9101 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)	Copy to: Gary J. Kocher, Esq. Chris K. Visser, Esq. Preston Gates & Ellis LLP 5000 Bank of America Tower 701 Fifth Avenue Seattle, WA 98104 (206) 623-7580
Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, no par value per share	1,000,000 shares	$7.2575	$7,257,500	$667.70
(1)
The shares covered by this Registration Statement represent shares of Common Stock which have become available for issuance under the Registrant's 2000 Stock Option Plan (the "Plan") as a result of an amendment increasing the number of shares authorized for issuance thereunder by 1,000,000. On January 8, 2002 the Registrant filed a Form S-8 registering 3,750,000 shares under the Plan. Additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant are also being registered.

(2)
Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on August 23, 2002, as reported on the New York Stock Exchange.

INTRODUCTORY STATEMENT

        This Registration Statement relates to 3,750,000 shares of Common Stock, without par value (the "Common Stock"), of Labor Ready, Inc. (the "Company") issuable pursuant to the Company's 2000 Stock Option Plan (the "Plan"), which have been previously registered pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on January 8, 2002, file number 333-76420. This Registration Statement is being filed to register an additional 1,000,000 shares of Common Stock that may be issued pursuant to the Plan as a result of an amendment of the Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        In accordance with General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 previously filed by the Company with the Commission on January 8, 2002, file number 333-76420, are incorporated herein by reference and made a part hereof. This Registration Statement registers additional shares of Common Stock to be issued pursuant to the Plan, and the following subsequent periodic reports and information contained therein are hereby incorporated by reference into this Registration Statement:

  (a)
  the Company's Annual Report on Form 10-K for the year ended December 31, 2001;

  (b)
  the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2002, and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2002 (provided that the information in Exhibits 99.1 and 99.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2002 is not incorporated in, and not deemed part of, this prospectus); and

  (c)
  the Company's Current Report on Form 8-K dated April 18, 2002, the Company's Current Report on Form 8-K dated May 3, 2002, the Company's Current Report on Form 8-K dated June 6, 2002, and the Company's Current Report on Form 8-K dated June 14, 2002.

        All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in this Registration Statement, in any amendment to this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed supplement to this Registration Statement, or in any document that also is incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

NOTICE REGARDING CHANGE IN ACCOUNTANTS

        On May 3, 2002, we dismissed Arthur Andersen LLP ("Andersen") as our independent auditors and appointed PricewaterhouseCoopers LLP to serve as our new independent auditors. This decision was approved by our board of directors. The report of Andersen on the consolidated financial statements of Labor Ready, Inc. incorporated by reference in this Registration Statement contained no

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adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

        The report of Andersen incorporated by reference in this Registration Statement was previously issued by Andersen on February 4, 2002. We have not been able to obtain, after reasonable efforts, a re-issued report from Andersen. Andersen has not consented to the inclusion of its report in this Registration Statement, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Andersen has not consented to the inclusion of its report in this Registration Statement, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

        In connection with Andersen's audits of our consolidated financial statements as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 incorporated by reference in this prospectus, there were no disagreements with Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Andersen would have caused them to make reference thereto in their reports on the financial statements for such years.

Item 8. Exhibits.

        The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-3.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on this 29th day of August 2002.

LABOR READY, INC.
/s/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr. Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed on August 29, 2002 by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ JOSEPH P. SAMBATARO, JR. Joseph P. Sambataro, Jr.	Chief Executive Officer, President and Director
/s/ STEVEN C. COOPER Steven C. Cooper	Chief Financial Officer and Executive Vice President
/s/ MARK R. BEATTY Mark R. Beatty	Director
/s/ THOMAS E. MCCHESNEY Thomas E. McChesney	Director
/s/ GATES MCKIBBIN Gates McKibbin	Director
/s/ CARL W. SHAFER Carl W. Schafer	Director
/s/ WILLIAM STEELE William Steele	Director
/s/ ROBERT J. SULLIVAN Robert J. Sullivan	Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Labor Ready, Inc. 2000 Stock Option Plan, as amended January 14, 2002
5.1	Opinion of Preston Gates & Ellis LLP
23.1	Consent of Andersen LLP (omitted pursuant to Rule 437a under the Securities Act)
23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

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INTRODUCTORY STATEMENT
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
NOTICE REGARDING CHANGE IN ACCOUNTANTS
  Item 8. Exhibits.
SIGNATURES
INDEX TO EXHIBITS